Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

RISING TIDE PARENT INC.,

RISING TIDE MERGER SUB INC.

and

WEST MARINE, INC.

Dated as of June 29, 2017

Annex I Defined Terms

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B Form of Voting Agreement

This AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2017 (this “Agreement”), is made and entered into by and among Rising Tide Parent Inc., a Delaware corporation (“Parent”), Rising Tide Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Sub”), and West Marine, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I, and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the Closing, upon the terms and subject to the conditions set forth in this Agreement, Sub will be merged with and into the Company (the “Merger” and together with the other transactions contemplated by this Agreement, the “Transactions”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share, other than the Cancelled Shares and Dissenting Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of Parent has determined that this Agreement and the Transactions are advisable and in the best interests of Parent and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Sub has (a) determined that this Agreement and the Transactions are in the best interests of Sub and its sole stockholder, (b) adopted and declared advisable this Agreement and the consummation by Sub of the Transactions and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the sole stockholder of Sub adopt this Agreement;

WHEREAS, Parent, as sole stockholder of Sub, shall adopt this Agreement immediately following the execution of this Agreement;

WHEREAS, the board of directors of the Company has (a) adopted and declared advisable this Agreement and the consummation by the Company of the Transactions, (b) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the Transaction, (c) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and its stockholders and (d) resolved to recommend that the stockholders of the Company adopt this Agreement and to submit this Agreement to the stockholders of the Company for adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, Shareholders holding approximately 20% of the outstanding shares of Company Common Stock have executed Voting Agreement in the form attached hereto as Exhibit B, whereby, subject to the terms and conditions set forth therein, such stockholder have agreed to vote their shares in favor of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, (a) Monomoy Capital Partners III, L.P. and the Company are entering into that certain limited guarantee (the “Limited Guarantee”) and (b) the Financing Commitments (as defined below) are being delivered to the Company; and

WHEREAS, each of Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I
THE MERGER

Section 1.01       The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with Section 259 of the DGCL.

Section 1.02       Closing. The closing of the Merger (the “Closing”) will take place (a) at 9:00 a.m. New York City time on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or (b) at another time or date agreed to in writing by the parties. The Closing will take place at the offices of Sidley Austin LLP, 1001 Page Mill Road, Palo Alto, California 94304, or at another place agreed to in writing by the parties. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

Section 1.03       Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other later date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04       Organizational Documents, Directors and Officers of the Surviving Corporation.

(a)               Organizational Documents. At the Effective Time, (i) the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, and (ii) the Company By-laws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the by-laws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case until, subject to Section 5.07, thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation.

(b)               Directors. Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(c)               Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Article II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01       Conversion of Securities.

(a)               At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i)                 Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than the Cancelled Shares and the Dissenting Shares, shall automatically be converted into the right to receive $12.97 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than the Cancelled Shares and the Dissenting Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to Section 2.05.

(ii)              Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any wholly-owned Company Subsidiary and all Shares owned of record by Parent or any of its wholly-owned Subsidiaries (such Shares, the “Cancelled Shares”) shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii)            Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)               Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02       Exchange of Certificates; Payment for Shares.

(a)               Paying Agent. Prior to the Effective Time, Parent shall designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to this Agreement. Prior to the Effective Time, Parent shall deposit with the Paying Agent, in immediately available funds, a cash amount equal to the sum of the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no stockholder of the Company shall perfect any right to appraisal of such stockholder or its Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01(a)(i) and this Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent may be invested by the Paying Agent, as directed by Parent, but only in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than 30 days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to Section 2.01(a)(i) and Section 2.02; provided, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by Section 2.01(a)(i) and this Section 2.02, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, for the benefit of the holders of Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by Section 2.01(a)(i) and Section 2.02. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with Section 2.01(a)(i) and Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.01(a)(i) or Section 2.02, except as expressly provided for in this Agreement.

(b)               Procedures for Surrender. As promptly as practicable after the Effective Time (but in no event later than the second Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e) to the Paying Agent) and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01 (less any required Tax withholdings as provided in Section 2.05), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and the Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and the person requesting such payment shall pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered and shall be made promptly following the Effective Time without any action on the part of the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or Book-Entry Share.

(c)               Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall represent full payment and satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)               Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)               Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 2.03       Treatment of Company Options, RSUs and Equity Plans.

(a)               Treatment of Company Options. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares granted under the Company Equity Incentive Plan (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (i) any such Company Option with respect to which the exercise price per Share subject thereto is greater than the Merger Consideration shall be cancelled in exchange for no consideration and (ii) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be exercisable, and each Company Option shall only entitle the holder thereof to the payment provided for in this Section 2.03(a).

(b)               Treatment of Employee Restricted Stock Units. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each then outstanding unvested award of time-based restricted stock units and performance-based restricted stock units (each, an “RSU”) with respect to Shares (each, an “RSU Award”) granted pursuant to the Company Equity Incentive Plan, other than any RSU Award held by a non-employee director of the Company, shall be assumed by the Surviving Corporation and shall be converted into the right to receive an amount in cash, without interest, equal to (i) the Merger Consideration, multiplied by (ii) the number of RSUs subject to such RSU Award (the “Cash Replacement Company RSU Awards”), which Cash Replacement Company RSU Awards will, subject to the holder’s continued employment with the Surviving Corporation through the applicable vesting dates, vest and be payable at the same time as the RSU Awards for which such Cash Replacement RSU Awards were exchanged would have vested pursuant to their terms. All Cash Replacement Company RSU Awards will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) and settlement as applied to the RSU Awards for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes that are not materially detrimental to the holders and that in the reasonable and good faith determination of Parent are necessary for the administration of the Cash Replacement Company RSU Awards; provided, however, that no such change shall cause the Cash Replacement Company RSU Awards to violate Code Section 409A. To the extent an RSU Award is subject to performance conditions, the number of RSUs that are assumed by the Surviving Corporation and are converted into Cash Replacement Company RSU Awards shall be determined (A) for RSU Awards with a performance period that by its terms has ended prior to the Effective Time, based on actual performance through the end of such performance period, and (B) for RSU Awards with a performance period that by its terms has not ended prior to the Effective Time, assuming performance of 100% of target levels.

(c)               Treatment of Director Restricted Stock Units. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding unvested RSU Award granted pursuant to the Company Equity Incentive Plan and held by a non-employee director of the Company immediately prior to the Effective Time shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of RSUs subject to such RSU Award, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05).

(d)               Termination of Company Equity Incentive Plan and Company Stock Purchase Plan.

(i)                 As of the Effective Time, the Company Equity Incentive Plan and the Company Stock Purchase Plan shall terminate, and no further Company Options, RSUs or other rights with respect to Shares shall be granted thereunder.

(ii)              As soon as practicable following the date of this Agreement, but prior to the Effective Time, the Company shall take all action that may be necessary to: (A) cause any outstanding offering period under the Company Stock Purchase Plan to be terminated prior to the Effective Time; (B) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company Stock Purchase Plan; (C) provide that all outstanding options granted under the Company Stock Purchase Plan (the “SPP Options”) shall be cancelled as of the Closing Date (if not terminated earlier pursuant to the terms of the Company Stock Purchase Plan), provided that each holder of an SPP Option may exercise (consistent with the Company Stock Purchase Plan and prior to the Effective Time) each outstanding purchase right under the Company Stock Purchase Plan; (D) provide that no further offering period or purchase period shall commence under the Company Stock Purchase Plan after the date of this Agreement; and (E) ensure that no individual shall be permitted to make a new election to purchase shares in any current offering period or increase his or her election to purchase shares in any current offering period; provided, however, that the actions described in clauses “(A)” through “(E)” of this sentence shall be conditioned upon the consummation of the Merger. On such new exercise date, the Company shall apply the funds credited as of such date under the Company Stock Purchase Plan within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company Stock Purchase Plan.

(e)               Parent Funding. At the Effective Time, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments required under this Section 2.03. Parent shall cause the Surviving Corporation to make the payments required under this Section 2.03 within three Business Days after the Effective Time. Parent shall cause the Surviving Corporation to pay through the Payroll Agent the applicable Option Payments and RSU Payments, if any, to the holders of Company Options and RSUs, in each case, subject to Section 2.05.

Section 2.04          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Stockholder”) who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall become the right to receive the fair value of such Shares pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case pursuant to the DGCL, such Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to Section 2.05. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05       Withholding Rights. Each of Parent, Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement in respect of the Shares, Company Options and RSU Awards vested or cancelled in the Merger, such amounts as it is required to deduct and withhold with respect to the making of such payment, or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Sub, Parent or the Paying Agent, as the case may be, such withheld amounts (a) shall be remitted by the Surviving Corporation, Sub, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or RSU Awards in respect of which such deduction and withholding was made by the Surviving Corporation, Sub, Parent or the Paying Agent, as the case may be.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished prior to the date of this Agreement, other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings, or (b) as disclosed in the separate disclosure letter that is being delivered by the Company to Parent on the date of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01       Organization and Qualification; Subsidiaries.

(a)               The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)               The Company has made available to Parent true and complete copies of (i) the Certificate of Incorporation, as amended, of the Company (the “Company Charter”) (ii) the Bylaws, as amended, of the Company (the “Company By-laws”) and the equivalent governing documents of each Company Subsidiary (the “Subsidiary Organizational Documents”). Each of the Company Charter and the Company By-laws is in full force and effect, and the Company is not in violation of any of the provisions of such documents.

Section 3.02       Capitalization.

(a)               The authorized capital stock of the Company consists of 50,000,000 Shares and 1,000,000 shares of the Company’s preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on June 28, 2017 (the “Specified Date”), (i) 25,278,072 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 688,889 Shares were held in treasury, and (iv) except as set forth in this Section 3.02(a), there were no other issued or outstanding shares of capital stock of the Company.

(b)               As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except 484,688 Shares reserved for issuance with respect to outstanding Company Options (with a weighted average exercise price of $10.94, (v) 677,128 Shares reserved for issuance with respect to outstanding RSUs (comprised of 494,937 time-based restricted stock units and 182,191 performance-based restricted stock units (assuming achievement of all applicable performance goals at maximum levels), (vi) the closing price as of the first date of the current offering period pursuant to the Company Stock Purchase Plan was $11.26, and (vii) as of the Specified Date, the Company had received aggregate contributions of $110,982.08 for the current offering period pursuant to the Company Stock Purchase Plan. Except as set forth in Section 3.02(a) and 3.02(b) and for changes since the close of business on the Specified Date resulting from (x) the exercise of Company Options outstanding on the Specified Date, (y) the vesting and settlement of RSUs outstanding on the Specified Date, and (z) Shares purchased pursuant to the Company Stock Purchase Plan pursuant to SPP Options outstanding on the Specified Date, as of the close of business on the date of this Agreement, there are no issued, reserved for issuance or outstanding (A) options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (B) contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of, or other equity securities of the Company or any Company Subsidiary, (C) obligations or binding commitments of the Company or any of the Company Subsidiaries (x) to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any of the Company Subsidiaries or (y) restricting the transfer of any capital stock or other equity securities, or (D) voting trusts, stockholders agreements, proxies or similar agreements or arrangements to which the Company is a party or by which the Company is bound with respect to the voting or transfer of any capital stock or other equity securities of the Company.

(c)               Section 3.02(c) of the Company Disclosure Letter contains a correct and complete list as of the close of business on the Specified Date of outstanding Company Options and RSUs, including for each award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Law), type of award, number of Shares, grant date, vesting schedule and expiration date and exercise price with respect to Company Options.

(d)               All of the outstanding Shares are, and all the Shares that may be issued pursuant to the Company Equity Incentive Plan and Company Stock Purchase Plan will be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens (other than transfer and other restrictions under applicable securities Laws) and not issued in violation of any preemptive rights, purchase option, call rights, rights of first refusal or similar rights.

(e)               As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote.

(f)                The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, purchase option, call rights, rights of first refusal or similar rights. As of the date of this Agreement, there are no accrued and unpaid dividends with respect to any outstanding Shares. No Company Subsidiary owns any shares of capital stock or other securities of the Company. Other than with respect to the Company Subsidiaries, the Company and the Company Subsidiaries do not own or hold the right to acquire any equity securities, or voting interests (including any voting debt) of, or securities exchangeable or exercisable therefor, or investments in any other Person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of any capital stock or other equity securities in any Company Subsidiary or (ii) limiting the exercise of voting rights with respect to any capital stock or other equity securities in any Company Subsidiary. Neither the Company nor any Company Subsidiaries has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is currently in effect. Since the Specified Date, there have been no dividends declared or paid on the Shares.

Section 3.03       Authority.

(a)               The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval, to consummate the Transactions. Assuming that the Requisite Stockholder Approval is obtained and assuming the accuracy of the representations and warranties contained in Section 4.06(b), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, have been duly authorized by all necessary corporate action on the part of the Company’s board of directors and, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub and assuming the accuracy of the representations and warranties contained in Section 4.06(b)) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)               The Company’s board of directors has (i) adopted and declared advisable this Agreement and the consummation by the Company of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the Transaction, (iii) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and its stockholders and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement and to submit this Agreement to the stockholders of the Company for adoption, in each case, by resolutions duly adopted unanimously at a duly called and held meeting of the Company’s board of directors, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.04       No Conflict; Required Filings and Consents.

(a)               Assuming the accuracy of the representations and warranties contained in Section 4.06(b), none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions, including the Merger will: (i) conflict with or violate any provision of the Company Charter or Company By-laws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming the Requisite Stockholder Approval is obtained and assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or any Company Permit, except, with respect to clause (iii), as contemplated by Section 2.03 or for (A) any such consents, approvals and authorizations, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (disregarding clause (a) of the proviso of clause (i) of the definition thereof) and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (disregarding clause (a) of the proviso of clause (i) of the definition thereof).

(b)               None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Securities Act or the Exchange Act, including the filing with the SEC of a proxy statement relating to the Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (v) filings as may be required under the rules and regulations of the NASDAQ, (vi) compliance with any applicable international, federal or state securities or “blue sky” Laws, (vii) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates and (viii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05       Permits; Compliance with Laws.

(a)               The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to possess, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)               Since January 1, 2016, the Company and each of the Company Subsidiaries has been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities, except for such non-compliance that has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)               To the knowledge of the Company, neither the Company, nor the Company Subsidiaries, nor any of their respective employees, representatives or agents (in each case, acting in the capacity of an employee or representative of the Company or the Company Subsidiaries) has (i) used any funds (whether of the Company, the Company Subsidiaries or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Law of similar effect.  Since January 1, 2016, the Company has not received any communication that alleges any of the foregoing.

Section 3.06       Company SEC Documents; Financial Statements. Since January 1, 2016, the Company has filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC. Since January 1, 2016, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NASDAQ. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect). There are no unconsolidated Subsidiaries of the Company.

Section 3.07       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC, at any time such the Proxy Statement is amended or supplemented or at the time such the Proxy Statement is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The the Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company expressly for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the the Proxy Statement based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) therein.

Section 3.08       Internal Controls and Disclosure Controls. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

Section 3.09       Absence of Certain Changes.

(a)               Except as set forth in Section 3.09(a) of the Company Disclosure Letter, except as otherwise expressly contemplated by this Agreement, from April 1, 2017 through the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business in all material respects.

(b)               Except as set forth in Section 3.09(b) of the Company Disclosure Letter, from April 1, 2017 through the date of this Agreement, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10       Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the unaudited consolidated balance sheet of the Company as of April 1, 2017 or in the notes thereto, (b) incurred in the ordinary course of business since April 1, 2017, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions, (d) that have been discharged or paid in full or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11       Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or arbitration (collectively, “Proceeding”) to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened in writing that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions.

Section 3.12       Employee Benefits.

(a)               Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan, policy, program or arrangement, in each case, maintained by the Company or any Company Subsidiary, other than any plan, policy, program, or arrangement which is required to be maintained by applicable Law (each a “Company Benefit Plan”). Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification or opinion letter, and, to the knowledge of the Company, there are no circumstances that would reasonably be expected to result in the revocation of such letter.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in substantial compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) there are no material Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan.

(c)               Section 3.12(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Benefit Plan that provides health benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided for a period of not more than 18 months following termination of employment or during any period during which the former employee is receiving severance pay.

(d)               At no time during the six-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or any multiemployer pension plan (as defined in Section 3(37) of ERISA).

(e)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

Section 3.13       Labor. As of the date of this Agreement, there is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union.

Section 3.14       Tax Matters.

(a)               The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it on or prior to the date of this Agreement and all such filed Tax Returns are correct, complete and accurate in all material respects, and has paid all Taxes that are shown as due on such filed Tax Returns, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date of this Agreement have been duly withheld and collected and have been paid to the appropriate Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)               As of the date of this Agreement there is no Proceeding pending or threatened in writing with respect to Taxes for which the Company or any Company Subsidiary may be liable that, if determined adversely, would, individually or in the aggregate with all other such Proceedings, reasonably be expected to have a Company Material Adverse Effect.

(c)               Neither the Company nor any Company Subsidiary has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person, which to the extent unpaid would, individually or in the aggregate with all other such liabilities, constitute a Company Material Adverse Effect. Since January 1, 2016, neither the Company or any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(d)               The Company and each Company Subsidiary that has participated in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) has, to the extent and in the manner required by Treasury Regulation Section 1.6011-4(b), properly disclosed such participation.

(e)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no material Liens with respect to any Taxes, other than Permitted Liens, on the assets of the Company or any Company Subsidiary.

(f)                The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Section 3.12 and in this Section 3.14 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Taxes.

Section 3.15       Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary in each case free and clear of all Liens except for Permitted Liens.

Section 3.16       Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)               The Company and each Company Subsidiary are in material compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and in the three years preceding the date of this Agreement none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law.

(b)               Neither the Company nor any Company Subsidiary has received any written notice of Hazardous Substances present in, at, on, under any of the real property leased by the Company or any Company Subsidiary, either as a result of the operations of the Company or any Company Subsidiary that, in either case, would reasonably be expected to result in a material liability under Environmental Laws on the part of the Company or any Company Subsidiary.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.

Section 3.17       Intellectual Property.

(a)               Section 3.17(a) of the Company Disclosure Letter lists all Company Intellectual Property Rights issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Entity.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s knowledge, the Company and the Company Subsidiaries: (x) own the Company Intellectual Property Rights free and clear of Liens other than Permitted Liens; and (y) have the right to use in the manner currently used all other Intellectual Property Rights that are material to the business of the Company and the Company Subsidiaries as currently conducted; and (ii) neither the Company nor any of the Company Subsidiaries has received, in the 12 months preceding the date of this Agreement, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Intellectual Property Rights that has not been settled or otherwise fully resolved.

(c)               To the Company’s knowledge, the Company and each Company Subsidiary have taken commercially reasonable measures to maintain and protect the secrecy of all owned Trade Secrets, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Company’s knowledge, no owned Trade Secret has been actually disclosed by the Company or any Company Subsidiary to any of their former employees or any third person other than pursuant to a non-disclosure agreement and/or license agreement, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Company’s knowledge, the Company and each Company Subsidiary have policies generally requiring each employee and individual independent contractor who is involved in the development of any Company Intellectual Property Right that is included in or used to make a Company product to execute one or more agreements with provisions relating to the ownership of Intellectual Property Rights developed within the scope of the individual’s employment or independent contractor relationship with the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)               To the Company’s knowledge, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person, except for any such infringement that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received, in the 12 months preceding the date of this Agreement, any written charge, complaint, claim, demand or notice alleging any such infringement by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, no third person as of the date of this Agreement, is infringing, any Company Intellectual Property Rights, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e)               To the Company’s knowledge, the execution and delivery of this Agreement will not affect ownership of the Company Intellectual Property Rights by the Company and the Company Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f)                To the Company’s knowledge, the Company and the Company Subsidiaries own or have a right to access and use all computer systems, networks, hardware, information technology, software, databases, and websites material to the business of the Company and the Company Subsidiaries as currently conducted (the “IT Systems”), as such IT Systems are currently used by the Company and the Company Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Company’s knowledge, the IT Systems, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) are reasonably adequate for the current operation of the Company and each Company Subsidiary; (ii)  have not suffered any malfunction, failure or security breach in the 12 months preceding the date of this Agreement; and (iii) do not contain any viruses, trojan horses, bugs, or faults that materially and adversely disrupt their functionality or security.

(g)               The Company and the Company Subsidiaries have materially complied with those Privacy Laws applicable to their operation with respect to the collection, use, and disclosure of Personal Information collected by any public website owned or operated by the Company or the Company Subsidiaries since January 1, 2016. The Company and the Company Subsidiaries have taken measures materially consistent with any applicable Privacy Laws to protect the security, operation, and integrity of Personal Information in the possession of the Company and the Company Subsidiaries and, to the knowledge of the Company, neither the Company nor any Company Subsidiary has been required by any applicable Privacy Law to provide notice to an individual or business entity regarding unauthorized access to or acquisition of Personal Information in the possession of the Company or the Company Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.17 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to intellectual property matters.

Section 3.18       Material Contracts.

(a)               All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.

(b)               Other than the Contracts described in Section 3.18(a) and any Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, Section 3.18(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing between the Company and any of the Company Subsidiaries or between any wholly-owned Company Subsidiaries), as of the date of this Agreement, that:

(i)                 constitutes a partnership, joint venture or similar arrangement that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii)              evidences the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $1,000,000 (except for such Indebtedness between the Company and any of the Company Subsidiaries or between the Company Subsidiaries, guarantees by the Company of Indebtedness of any of the Company Subsidiaries and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any other Company Subsidiary);

(iii)            is a Contract with an affiliate that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(iv)             grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any material operating unit of the Company and the Company Subsidiaries, taken as a whole;

(v)               would materially restrict the ability of Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) following the Effective Time to compete in any line of business that is material to Parent or its Subsidiaries or in any geographic territory that is material to Parent and its Subsidiaries; or

(vi)             is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Company Subsidiary (other than any such item that relates to Indebtedness that is not required to be listed by Section 3.18(b)(ii)).

Each Contract described in Section 3.18(a) or Section 3.18(b) that is not terminable by the other party or parties thereto on 90 days’ or less notice is referred to in this Agreement as a “Company Material Contract.”

(c)               Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, has had or would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary that is a party thereto and, to the knowledge of the Company, is in full force and effect, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.

Section 3.19       Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; (b) neither the Company nor any Company Subsidiary is in material breach of or default under any of the Insurance Policies; and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of the Insurance Policies.

Section 3.20       Opinion of Financial Advisor. On or prior to the date of this Agreement, the Company’s board of directors has received the opinion of Guggenheim Securities, LLC, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such opinion will be delivered to Parent solely for informational purposes after the execution of this Agreement, and it is agreed and understood that such opinion may not be relied on by Parent or Sub.

Section 3.21       Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.06(b), either no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) or none of the restrictions on business combinations contained in any such Takeover Statute is applicable to this Agreement or any of the Transactions.

Section 3.22       Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, and approve and consummate the Transactions.

Section 3.23       Brokers. No broker, finder or investment banker other than Guggenheim Securities, LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

Section 3.24       Acknowledgement of No Other Representations or Warranties. Each of the Company and Company Subsidiaries acknowledges and agrees that, except for the representations and warranties contained in Article IV and the Limited Guarantee, none of the Parent or Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Parent or Sub or the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the separate disclosure letter that is being delivered by Parent and Sub to the Company on the date of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Sub hereby jointly and severally represent and warrant to the Company:

Section 4.01       Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing, in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.02       Authority. Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Sub (which adoption shall occur immediately following the execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03       No Conflict; Required Filings and Consents.

(a)               None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will: (i) conflict with or violate any provision of the certificate of incorporation, by-laws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

(b)               None of the execution, delivery or performance of this Agreement by or on behalf of Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Securities Act or the Exchange Act; (v) compliance with any applicable international, federal or state securities “blue sky” Laws; and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

Section 4.04       Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of their respective affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented or at the time the Proxy Statement is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05       Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or Sub is a party pending or, to the knowledge of Parent, threatened against Parent or Sub that would reasonably be expected to prevent or materially delay the consummation of the Transactions. As of the date of this Agreement, none of Parent or Sub is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.06       Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a)               As of the date of this Agreement, the authorized share capital of Sub consists of 1,000 shares, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions (including, for the avoidance of doubt, as contemplated by the Equity Commitment Letter or any other agreements or arrangements entered into in connection with this Agreement).

(b)               As of the date of this Agreement, none of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 promulgated under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement. None of Parent, Sub, any of their respective Subsidiaries, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three years has been, an “Interested Stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.07       Financing.

(a)               As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of (i) an executed equity commitment agreement, dated as of the date hereof (the “Equity Commitment Agreement”), among Parent, Sub and Guarantor, pursuant to which Guarantor has agreed, according to the terms and subject to the conditions therein, to fund an amount sufficient to satisfy the Financing Uses no later than immediately prior to the Closing (the “Equity Financing”), (ii) the Limited Guarantee and (iii) the Debt Financing Commitment Letters (the Equity Commitment Agreement and the Debt Financing Commitment Letters, collectively, the “Financing Letters”) (and corresponding fee letters relating to the Debt Financing Commitment Letters redacted only in respect of specific fee amounts and specific “flex” terms, none of which affect the conditionality, availability or amount of the Debt Financing available on the Closing Date or remedies available with respect thereto) from the Debt Financing Sources, pursuant to which the Debt Financing Sources have agreed to provide, severally and not jointly, subject to the terms and conditions therein, the Debt Financing (such Debt Financing, together with the Equity Financing, collectively referred to as the “Financings”). The Company is an express third-party beneficiary with respect to, and is entitled to specifically enforce, the Equity Commitment Agreement.

(b)               On the Closing Date, assuming receipt of the proceeds of the Financings in accordance with the terms of the Financing Letters, Parent will have sufficient available funds to pay the Aggregate Merger Consideration and any other cash amounts payable pursuant to, or in connection with the Transaction, including any obligations of the Surviving Corporation or its Subsidiaries that become due or payable by the Surviving Corporation and the Company Subsidiaries in connection with, or as a result of, the Transactions, and payment of all fees and expenses related to the foregoing (collectively, the “Financing Uses”).

(c)               The Financing Letters and Limited Guarantee have not been terminated or otherwise amended, supplemented or modified in any respect as of the date of this Agreement. The Equity Commitment Agreement and the Limited Guarantee are legal, valid and binding obligations of each of the parties thereto (other than the Company), enforceable against such parties in accordance with their terms, subject to the Bankruptcy and Equity Exception. The Debt Financing Commitment Letters represent valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, each other party thereto, to provide the Debt Financing, enforceable against such party in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no side letters or other Contracts or arrangements relating to the Financings other than as expressly contained in the Financing Letters and delivered to the Company prior to the date hereof, in each case, that would affect the availabiltiy of the Debt Financing or make the Debt Financing materially less likely to occur. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of Parent, Sub or Guarantor under any term of, or a failure of any condition under, the Financing Letters or otherwise result in any portion of the Financings contemplated thereby to be unavailable on the Closing Date. There are no conditions precedent or other contingencies to the availability of the Financings, other than the conditions set forth in this Agreement (with respect to the Equity Financing) and those explicitly set forth in the Debt Financing Commitment Letters (the “Financing Conditions”) with respect to the Debt Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under the Financing Letters or the Limited Guarantee or would result in the failure of a Financing Condition. Each of Parent and Sub has no reason to believe that it or any other party to the Financing Letters will be unable to satisfy on a timely basis any term thereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financings other than as expressly set forth in the Financing Letters.

(d)               Neither Parent nor Sub has, directly or indirectly, entered into an exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank or investment bank or other potential provider of debt or equity financing that prohibits such provider from providing or seeking to provide services, including debt or equity financing, to any third person in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Competing Proposal) in connection with the Transactions.

Section 4.08       Guarantee. Concurrently with the execution of this Agreement, Parent and Sub have caused the Guarantor to deliver the Limited Guarantee, dated as of the date hereof, to the Company. The Limited Guarantee is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Limited Guarantee is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of the Guarantor under such Limited Guarantee.

Section 4.09       Brokers. No broker, finder or investment banker other than Jefferies LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.10       Solvency. Assuming that (a) the conditions to the obligation of Parent and Sub to consummate the Merger have been satisfied or waived, (b) any estimates, projections or forecasts prepared by the Company or the Company Representatives that have been provided to Parent, Sub or their representatives have been prepared in good faith based upon reasonable assumptions as of the date of preparation thereof, (c) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects that consolidated financial condition of the Company and its consolidated Subsidiaries at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered there, and (d) the representations and warranties of the Company set forth in Article III are accurate, then and immediately following the Effective Time and after giving effect to all of the Transactions, any alternative financing incurred in accordance with Section 5.08(a) and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters and the payment of the Aggregate Merger Consideration, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation will be solvent. Parent and Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.

Section 4.11       Absence of Certain Arrangements. Other than this Agreement and as set forth on Section 4.11 of the Parent Disclosure Letter, as of the date of this Agreement, there are no Contracts or any commitments to enter into any Contract between Parent, Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

Section 4.12       Acknowledgement of No Other Representations or Warranties.

(a)               Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to review for such purpose and that it and its representatives have had an opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III and the certificate to be delivered pursuant to Section 6.02(d), (i) none of the Company, the Company Subsidiaries or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions, or the accuracy or completeness of any memoranda, documents, projections, or information (financial or otherwise) regarding the Company or any Company Subsidiary furnished to Parent, Sub or their affiliates or representatives an made available to Parent, Sub or their affiliates or representatives, including in any “data rooms,” “virtual data rooms,” management presentations or in any other form, in expectation of, or in connection with, the Transactions and (ii) no person has been authorized, expressly or impliedly, by the Company to make any representation or warranty relating to itself, any Company Subsidiary, or any of the other matters set forth in the foregoing subclause (i) in connection with the Merger. Parent and Sub each specifically disclaims that it is relying upon or has relied upon any representations or warranties (other than those set forth in Article III and the certificate to be delivered pursuant to Section 6.02(d)) or other statements or omissions that may have been made by any person or otherwise occurred, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim reliance upon any such representation or warranty (other than those set forth in Article III and the certificate to be delivered pursuant to Section 6.02(d)) or other statement or omission. Parent and Sub each specifically disclaims any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article III and the certificate to be delivered pursuant to Section 6.02(d) or any breach of any covenant or other agreement of the Company contained in this Agreement, except with respect of fraud, none of the Company, the Company Subsidiaries or any of their respective affiliates or representatives shall have any liability to Parent or Sub or their respective affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Company, the Company Subsidiaries or their respective affiliates or representatives to Parent, Sub or their respective affiliates or representatives in connection with the Transactions.

(b)               Neither Parent nor any of its affiliates has entered into any Contract or any commitments to enter into any Contract pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote against, or not to tender Shares in any offer in connection with, any Superior Proposal.

Section 4.13       Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Article V
COVENANTS

Section 5.01       Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NASDAQ, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, conduct its operations in all material respects in the ordinary course of business in substantially the same manner as heretofore conducted and in compliance with applicable Law. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NASDAQ, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)               amend or modify the Company Charter, the Company By-laws or any Subsidiary Organizational Document;

(b)               issue or authorize the issuance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities or RSUs or other common stock equivalents, other than (i) as contemplated by Section 2.03(d)(ii) and (ii) the issuance of Shares upon the exercise of Company Options and options granted under the Company Stock Purchase Plan and the vesting of RSUs, in each case outstanding as of the date of this Agreement or upon exercise of SPP Options that may be exercised pursuant to Section 2.03(d)(ii);

(c)               sell or otherwise encumber or dispose of any properties or non-cash assets with a value in excess of $1,000,000 in the aggregate, except (i) sales or dispositions made in connection with any transaction between or among the Company and any of the Company Subsidiaries or between or among the Company Subsidiaries or (ii) sales or dispositions made in the ordinary course of business;

(d)               declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof, or offer to redeem, repurchase or acquire, any shares of its capital stock except for the acquisition of shares of its capital stock from (x) holders of Company Options in full or partial payment of the exercise price (or full or partial payment of Taxes) payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options or (y) holders of RSUs in full or partial payment of Taxes payable by such holder upon the settlement of RSUs to the extent required or permitted under the terms of such RSUs;

(e)               other than (i) in the case of Company Subsidiaries, (ii) in connection with the exercise of any outstanding Company Options permitted by the terms of such Company Options, or the payment of related withholding Taxes, by net exercise or by the tendering of shares, or Tax withholdings on the vesting or payment of RSUs or (iii) the purchase of shares pursuant to existing “10b5-1” plans, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities or amend any term of any equity securities (in each case, whether by merger, consolidation or otherwise);

(f)                merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries;

(g)               make or offer to make any acquisition of a material business (including by merger, consolidation or acquisition of stock or assets) or enter into a new business unrelated to the Company’s current business;

(h)               incur any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except (i) Indebtedness among the Company and the Company Subsidiaries or among the Company Subsidiaries, and (ii) with respect to any Indebtedness not in accordance with clauses (i) and (ii), for any Indebtedness not to exceed $500,000 in the aggregate principal amount outstanding at any one time;

(i)                 make any loans, advances or capital contributions to, or investments in, any other Person (other than any Company Subsidiary) other than (i) loans made in the ordinary course of business not to exceed $250,000 in the aggregate and (ii) travel and business expense advances to employees of the Company made in the ordinary course of business consistent with past practices;

(j)                 except to the extent required by Law or the terms of any Company Benefit Plan or as set forth in Section 5.01(j) of the Company Disclosure Letter: (i) other than as required by any Contract made available to Parent prior to the date hereof and in effect as of the date hereof, increase the compensation, bonus, severance or benefits payable or to become payable to any current or former directors, officers or employees, consultants, independent contractors or other individual service providers; (ii) grant any severance, retention, transaction, change in control or termination pay or other similar benefit to any current or former directors, officers, employees, consultants, independent contractors or other individual service providers of the Company or any Company Subsidiary, or enter into any employment, other than in the ordinary course of business to fill a newly opened position whose annual compensation does not exceed $250,000, or enter into any employment, consulting, independent contractor, individual service provider or severance agreement; (iii) establish, adopt, enter into or amend any Company Benefit Plan (or any arrangement that, if in effect on the date of this Agreement, would be a Company Benefit Plan), collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement; (iv) accelerate the payment, right to payment, funding or vesting of any compensation or benefits, including any outstanding Company Options or RSUs, other than as contemplated by this Agreement, (v) hire any employee with an expected annual compensation in excess of $250,000 or terminate any employee with an annual compensation in excess of $250,000, other than terminations for cause; or (vi) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, other than as expressly contemplated by this Agreement;

(k)               except in each case to the extent required by Law, make, revoke or change any material Tax election inconsistent with past practice, surrender any claim for a refund of Taxes, enter into a closing agreement with respect to any material amount of Taxes, amend any material Tax Return or settle or compromise any material Tax Proceeding or assessment by any Governmental Entity;

(l)                 make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(m)             make any capital expenditures except for capital expenditures reflected on Section 5.01(m) of the Company Disclosure Letter;

(n)               enter into, modify or amend or terminate (other than through the expiration of its term in the ordinary course) any (i) Material Company Contract, (ii) any Contract that, if existing on the date of this Agreement, would have been a Material Company Contract, or (iii) any Contract with a supplier except, in each case, for (A) entering into purchase orders in the ordinary course of business, (B) renewals of Contracts for a term or renewal term of one year or less cancellable by the Company or its Subsidiaries upon notice of 90 days or less and without penalty or other liability of the Company or its Subsidiaries and (C) new Contracts with suppliers entered into in the ordinary course of business that do not require an expenditure of $250,000 annually individually or $500,000 annually in the aggregate;

(o)               settle or compromise any Proceeding or series of Proceedings other than settlements or compromises of Proceedings that do not, individually or in the aggregate, involve the payment of more than $5,000,000 (net of any amount covered by insurance or indemnification) in excess of the amount reserved on the latest consolidated balance sheet of the Company in respect of the Proceedings, as set forth in the Company SEC Documents, and do not involve any material injunction or non-monetary relieve on the Company or any of the Company Subsidiaries; or

(p)               authorize or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02       Agreements Concerning Parent and Sub.

(a)               During the period from the date of this Agreement through the Effective Time, neither Parent nor Sub shall engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) and the Financings or as provided in or contemplated by this Agreement.

(b)               Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Sub.

Section 5.03          No Solicitation; Change of Company Recommendation.

(a)               Except as permitted by this Section 5.03, (i) the Company shall, and shall cause the Company Subsidiaries and its and their respective directors, officers, employees, managers, consultants, accountants, advisors, investment bankers and counsel (collectively, the “Company Representatives”) to, cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal and shall terminate “data room” access for such persons and their representatives and request the prompt return or destruction of all non-public information regarding the Company or the Company Subsidiaries furnished to such persons and their representatives and (ii) the Company shall not, shall cause the Company Subsidiaries and the Company Representatives not to, (A) initiate, solicit, facilitate, or knowingly encourage the submission of any Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal, (C) participate in any discussions or negotiations with any third person with respect to any Competing Proposal, (D) terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement or standstill agreement to which the Company or any Company Subsidiary is party, (E) waive the applicability of all or any portion of any Takeover Statute in respect of any person, or (F) resolve to agree to take any of the foregoing actions.

(b)               Notwithstanding anything to the contrary contained in this Agreement, but subject to the last sentence of this Section 5.03(b), if prior to the Stockholders’ Meeting (i) the Company receives a bona fide written Competing Proposal from a person that did not result from a material breach of Section 5.03(a), which Competing Proposal is made on or after the date of this Agreement and prior to the Stockholders’ Meeting, and (ii) the Company’s board of directors or a duly authorized committee thereof (the “Company Board”) determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Law, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (w) will not, will not permit the Company Subsidiaries to, and will not authorize the Company Representatives to, disclose any non-public information regarding the Company to such person without first entering into an Acceptable Confidentiality Agreement with such person; (x) will promptly (and in any event within 48 hours) advise Parent in writing of the receipt of any Competing Proposal that constitutes or would reasonably be expected to lead to a Superior Proposal and shall disclose to Parent the material terms of any such Competing Proposal (but shall have no obligation to disclose to Parent the identity of any person making such Competing Proposal or the terms thereof) (such notice, including the material terms of such Competing Proposal, a “Competing Proposal Notice”), (y) will keep Parent informed in all material respects on a prompt basis of any material developments, discussions or negotiations regarding such Competing Proposal, including by updating the Competing Proposal Notice to reflect any updated terms of the Competing Proposal, and (z) will as promptly as practicable (and in any event within 24 hours thereafter) provide to Parent any information concerning the Company or the Company Subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to Parent. So long as the Company and the Company Representatives have otherwise complied with this Section 5.03, none of the foregoing shall prohibit the Company or the Company Representatives from contacting any person or group of persons that has made a Competing Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and any such actions shall not be a breach of this Section 5.03.

(c)               Except as set forth in Section 5.03(d) or Section 5.03(e), neither the Company’s board of directors nor any committee thereof shall (i) adopt, authorize, approve, endorse, recommend or otherwise declare advisable the adoption of any Competing Proposal, (ii) following the public announcement of a Competing Proposal, at the written request of Parent, fail to reaffirm publicly the Company Recommendation within ten (10) Business Days after Parent’s written request to do so (provided, however, that Parent shall be entitled to make such written request for reaffirmation only once as to each Competing Proposal unless the price contemplated by such Competing Proposal is increased), (iii) following the commencement of a tender offer or exchange relating to the Shares by a person unaffiliated with Parent, fail to reaffirm the Company Recommendation and recommend that the Company’s stockholders reject such tender offer or exchange offer within ten (10) Business Days after the commencement of such tender offer or exchange offer, or (iv) withhold, change, modify, amend or otherwise propose publicly to withdraw, change, modify, amend, in each case, in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement (any action set forth in the foregoing clauses (i) through (iv), a “Change of Company Recommendation”) or (v) allow the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the Transactions.

(d)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may make a Change of Company Recommendation if:

(i)                 (A) a Competing Proposal (that did not result from a material breach of Section 5.03(a)) is made to the Company after the date hereof by a third person and such Competing Proposal is not withdrawn and (B) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal;

(ii)              the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Change of Recommendation”) no less than three (3) Business Days prior to the Company Board making a Change of Company Recommendation, which notice shall identify the person making such Superior Proposal and include the material terms and conditions of such Superior Proposal (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor the public announcement that the Company Board has received or is evaluating a Competing Proposal, in and of itself, shall constitute a Change of Company Recommendation);

(iii)            the Company has (to the extent requested by Parent) negotiated in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent during such three (3) Business Days prior to making such Change of Company Recommendation (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Change of Recommendation and an additional two-day period from the date of such notice); and

(iv)             taking into account any changes to the terms of this Agreement offered by Parent in writing to the Company, the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal even if such changes offered in writing by Parent were to be given effect.

(e)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Effective Time, the Company Board may make a Change of Company Recommendation if:

(i)                 there shall occur or arise after the date of this Agreement a material development or material change in circumstances (or if such material development or material change in circumstances occurred or arose on or prior to the date of this Agreement, the material consequences of which are not known to the Company Board as of the date of this Agreement and only become known to the Company Board prior to the Effective Time), in each case, that was not reasonably foreseeable and that relates to the Company or the Company Subsidiaries but does not relate to any Competing Proposal (as to which Section 5.03(d) shall apply) (any such material development or material change in circumstances unrelated to an Competing Proposal being referred to as an “Intervening Event”);

(ii)              the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Intervening Event, the failure to withdraw or modify the Company Recommendation in a manner adverse to Parent would, if this Agreement were not amended or an alternative transaction with Parent were not entered into, be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law;

(iii)            the Company provides Parent a Notice of Change of Recommendation, which notice shall describe the Intervening Event (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor the public announcement that the Company Board is considering making a Change of Company Recommendation under applicable Law shall constitute a Change of Company Recommendation);

(iv)             the Company has (to the extent requested by Parent) negotiated in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least three Business Days following receipt by Parent of such Notice of Change of Recommendation; and

(v)               taking into account any changes to the terms of this Agreement offered by Parent in writing to the Company, the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to withdraw or modify the Company Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law in light of such Intervening Event.

(f)                Nothing contained in this Section 5.03 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that a position disclosed pursuant to clause (i) shall not be deemed a Change of Company Recommendation if it includes either an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Recommendation and provided further that the Company or the Company Board may not effect a Change of Recommendation except as permitted by Section 5.03(d) or (e).

Section 5.04       Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith after consultation with legal counsel that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use commercially reasonable efforts to obtain the consent of such third party to share such information with Parent); (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law). Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives, to hold all information provided or furnished pursuant to this Section 5.04 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.04, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, any invasive subsurface environmental site investigation at any real property owned or leased by the Company, and in no event may any such invasive subsurface environmental site investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property.

Section 5.05       Appropriate Action; Consents; Filings.

(a)               Subject to Section 5.03, each of Parent and the Company shall (and Parent shall cause each of its affiliated investment funds to) use its reasonable best efforts to consummate the Transactions and to cause the conditions set forth in Article VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of Parent’s or Sub’s affiliated investment funds to) and the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable, and in any event within ten Business Days after the date of this Agreement, make and not withdraw (without the Company’s consent) all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Transactions, including the filings required of the parties or their “ultimate parent entities” under the HSR Act or any other Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other Proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (vi) execute and deliver any additional instruments necessary or advisable to consummate the Transactions.

(b)               In furtherance of the obligations set forth in Section 5.05(a), Parent shall (and shall cause its affiliated investment funds to) use reasonable best efforts to promptly take any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions and obtain all approvals and consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as practicable. Neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliated investment funds, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article VI or the consummation of the Transactions.

(c)               Without limiting the generality of anything contained in this Section 5.05, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or legal Proceeding.

Section 5.06       Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, and thereafter, except with respect to any Change of Company Recommendation, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.07       Directors & Officers Indemnification and Insurance.

(a)               Indemnification. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, to the extent provided in the organizational documents of the Company and the Company Subsidiaries in effect as of the date hereof, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.07. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b)               Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c)               Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.07.

(d)               Continuation. For not less than six years from and after the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation and the certificate of incorporation and by-laws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company By-Laws or the equivalent organizational documents of any Company Subsidiary. The contractual indemnification rights set forth in the indemnification agreements, the form of which is filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016, with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e)               Benefit. The provisions of this Section 5.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f)                Non-Exclusivity. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.07, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08       Financing

(a)               Financing.

(i)                 Parent and Sub shall not agree to any amendments or modifications to, or grant any waivers of, any provision under the Equity Commitment Agreement without the prior written consent of the Company. Parent and Sub acknowledge and agree that their obligations hereunder, including their obligations to consummate the Transactions, are not subject to, or conditioned on, receipt of the Equity Financing or any other financing.

(ii)              Each of Parent and Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Financings on the terms and conditions set forth in the Financing Letters, including by using reasonable best efforts to (i) maintain in effect the Debt Financing and the Debt Financing Commitment Letters, (ii) negotiate and enter into definitive financing agreements with respect to the Debt Financing that are on terms and conditions (including the market “flex” provisions) no less favorable to Parent and Sub than those contained in the Debt Financing Commitment Letters, or, if available, on other terms that are acceptable to Parent and would not (A) reasonably be expected to adversely affect Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement, (B) reduce the aggregate amount of the Debt Financing to fund the amounts required to be paid by Parent and Sub under this Agreement below the amount required to consummate the transactions contemplated by this Agreement, (C) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company) the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letters, (D) reasonably be expected to delay the Closing or (E) amend any remedies available in respect of the Debt Financing, (iii) satisfy on a timely basis all conditions applicable to Parent and Sub contained in the Debt Financing Commitment Letters (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to provide the cooperation described in Section 5.08(c)), including the payment of any commitment, engagement, or placement fees required as a condition to the Debt Financing, (iv) consummate or cause to be consummated the Debt Financing at or prior to the date that the Closing is required to be effected in accordance with Section 1.02 (Parent and Sub acknowledge and agree that it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent and Sub to obtain the Debt Financing or any alternative financing), and (v) comply with its obligations under the Financing Letters. Subject to the terms and upon satisfaction of the Financing Conditions, Parent and Sub shall use their reasonable best efforts to cause the Debt Financing Sources to provide the Debt Financing on the Closing Date. Parent shall make available to the Company copies of all documents relating to the Debt Financing upon the Company’s reasonable request (subject to the confidentiality provisions therein) and shall keep the Company reasonably informed on a current basis and in reasonable detail of material developments in respect of the financing process relating thereto upon the Company’s reasonable request. The documents relating to the Debt Financing will not contain any conditions to the availability of the Debt Financing on the Closing Date other than the Financing Conditions.

(iii)            Prior to the Closing, Parent shall not, without the prior written consent of the Company, agree to, or permit, any amendment or modification of, or waiver or consent under, the any Commitment Letter or other documentation relating to the Financings which would (i) reasonably be expected to adversely affect Parent or Sub’s ability to consummate the transactions contemplated by this Agreement, (ii) reduce the aggregate amount of the Financing to fund the amounts required to be paid by Parent and Sub under this Agreement below the amount required to consummate the transactions contemplated by this Agreement, (iii) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company) the conditions precedent to the Financings as set forth in the Financing Letters, or (iv) reasonably be expected to delay the Closing;

(b)               Financing Assistance. In connection with the Debt Financing, prior to the Closing, the Company shall use commercially reasonable efforts to provide, or cause its representatives to provide, to Parent and Sub, at Parent’s sole expense, customary cooperation reasonably requested by Parent and Sub that is necessary in connection with the arrangement, and consummation of the Debt Financing, including using commercially reasonable efforts to (in each case, to the extent reasonably requested):

(i)                    participate in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders and provide financial and other information customarily required in connection with bank debt financings;

(ii)                 provide reasonable and customary assistance with the preparation, execution and delivery of documents customarily required in connection with bank debt financings, including the solvency certificate, guarantee and collateral documents, and facilitating the pledging of collateral;

(iii)               provide all documentation and other information relating to the Company or any of the Company Subsidiaries reasonably required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 at least three (3) Business Days prior to the Closing Date, in each case as reasonably requested by Parent at least seven (7) Business Days prior to the Closing Date;

(iv)                assist Parent in obtaining surveys, legal opinions from local outside counsel and title insurance as reasonably requested by Parent or Sub for the Debt Financing;

(v)                  (1) permit the prospective lenders involved in the Debt Financing to evaluate the Company and the Company Subsidiaries’ current assets, and cash management and accounting systems, policies and procedures relating thereto, for the purpose of establishing collateral arrangements to the extent reasonable and customary, (2) establish customary bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (3) permit representatives of the prospective lenders to (A) conduct customary commercial field examinations, customary inventory appraisals and a customary appraisal of the Owned Real Property, and (B) make audits and appraisals delivered for purposes of any credit facility available to Parent for purposes of the Financings;

(vi)                to the extent timely requested by Parent and required under the Debt Financing Commitment Letters, obtain documents reasonably requested by Parent or its Debt Financing Sources relating to the repayment of the existing indebtedness of the Company and the Company Subsidiaries and the release of related liens, including customary payoff letters in form and substance satisfactory to Parent;

(vii)             cause the taking of corporate and other actions by the Company and its Subsidiaries reasonably necessary to permit the consummation of the Debt Financing on the Closing Date, it being understood that no such corporate or other action will take effect prior to the Closing and the Company Board will not approve the Financing prior to the Closing Date;

(viii)           provide financial statements for quarter ended on July 1, 2017 as promptly as possible after the date thereof, but in no event later than July 24, 2017;

(ix)                prevent the issuance, offer, placement, or arrangement of any debt securities or commercial bank or other credit facilities (excluding the indebtedness and/or obligations contemplated by or otherwise permitted under the Debt Financing Commitment Letters) by or on behalf of the Company or any of its Subsidiaries; and

(x)                  supplement the written information (other than information of a general economic or industry-specific nature) concerning the Company, its Subsidiaries or the transactions contemplated hereby to the extent that any such information contains any material misstatement of fact or omits to state any material fact necessary to make such information, taken as a whole, not misleading in any material respect promptly after gaining knowledge thereof.

(c)               Notwithstanding anything to the contrary contained in Section 5.08(a)(i), (i) nothing in this Agreement shall require any cooperation or other action to the extent it would materially interfere with the business or operations of the Company or any of the Company Subsidiaries; (ii) neither the Company nor any of the Company Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement or instrument) or that would be effective at or prior to the Effective Time; and (iii) the Company Board and the board of directors (or other governing body) of any of the Company Subsdiaries shall not be required to approve any financing or agreements related thereto (or any alternative financing) at or prior to the Effective Time.

(d)               Notwithstanding anything to the contrary contained in Section 5.08(a)(i), none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for minimal reasonable out-of-pocket costs that are reimbursed by Parent as provided below in this Section 5.08(d)) or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Financings or any action taken in accordance with Section 5.08(a)(i) at or prior to the Effective Time. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financings (including any action taken in accordance with Section 5.08(a)(i)) and any information utilized in connection therewith (other than historical information provided by the Company or the Company Subsidiaries). Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 6.02(b), as it applies to the Company’s obligations under this Section 5.08, shall be deemed satisfied regardless of any breach by the Company or any of the Company Subsidiaries of their obligations under this Section 5.08 unless the Company has materially breached this Section 5.08 and the result of such breach is that Parent is unable to obtain the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with this Section 5.08.

Section 5.09       Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the Transactions, to take all action necessary so that such Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transaction.

Section 5.10       Employee Benefit Matters.

(a)               From and after the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Protection Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide (i) base salary, wages and cash-based commission opportunities (excluding, for the avoidance of doubt, equity incentive compensation) to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time and who continues such employment immediately thereafter (each, a “Company Employee”) at a rate that is substantially comparable in the aggregate to the rate of base salary, wages or commission opportunities provided to such Company Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity to each Company Employee that is substantially comparable in the aggregate to the annual cash-based bonus opportunity provided to such Company Employee immediately prior to the Effective Time, (iii) severance benefits to each Company Employee that are substantially comparable in the aggregate to the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time, and (iv) other benefits (including paid-time off, but excluding, for the avoidance of doubt, equity incentive compensation) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Effective Time under the Company Benefit Plans.

(b)               Without limiting the generality of Section 5.10(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (provided that any change in control, severance, retention and termination plans, policies and agreements between the Company or any Company Subsidiary and any Company Employee are set forth in Section 5.10(b) of the Company Disclosure Letter), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) and, for the duration of the Benefit Protection Period shall do so without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as permitted pursuant to the terms of the applicable plans, policies, programs, agreements and arrangements.

(c)               For the purposes of eligibility to participate, vesting and, with respect to vacation and severance only, determination of level of benefits (under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, (other than any equity based compensation plan, long-term incentive plan, defined benefit pension plan or retiree health or welfare plan) each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation to the same extent such service was recognized under the analogous Company Benefit Plan as of the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)               Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e)               Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as the establishment of or an amendment of any Company Benefit Plan or any other employee benefit plan, program or arrangement, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.10 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan, or (B) retain the employment of any particular employee for any duration.

Section 5.11       Expenses; Transfer Taxes. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions, shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.12       Rule 16b-3 Matters. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13       Securityholder Litigation. The Company shall promptly advise Parent of any litigation commenced after the date of this Agreement against the Company or any of its directors by any Company stockholders (on their own behalf or on behalf of the Company) to the extent relating to this Agreement or the Transactions contemplated hereby (including the Merger) and shall keep Parent reasonably and regularly informed regarding any such litigation. The Company shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 5.14          Preparation of the Proxy Statement: Stockholders’ Meeting.

(a)               As promptly as reasonably practicable following the date of this Agreement, but in no event later than July 21, 2017 (as long as Parent has complied with its obligation to cooperate with the Company set forth in this Section 5.14(a)), the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall cooperate with the Company with the preparation of the foregoing. The Company, with Parent’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement. The Company will cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC with respect to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon; provided, however, that the foregoing shall not apply with respect to an Competing Proposal, a Superior Proposal, a Change of Company Recommendation or any matters relating thereto. Each of Parent and Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Parent agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Parent or its Affiliates, officers or directors, should be discovered by Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company so that it may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company. The Company agrees that the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Company or its Affiliates, officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and subsequently file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company.

(b)               The Company shall, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement, in accordance with applicable Law, the Company Charter and NASDAQ rules, duly give notice of, convene and hold a meeting of its stockholders to consider the adoption of this Agreement (including any adjournment or postponement thereof, the “Stockholders’ Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Stockholders’ Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting or (iv) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval.

(c)               The Company Board shall, subject to the right of the Company Board to make a Change of Company Recommendation pursuant to Section 5.03, recommend to its stockholders that the Requisite Stockholder Approval be given (the “Company Recommendation”). The Company shall include the Company Recommendation in the Proxy Statement.

Article VI
CONDITIONS TO THE MERGER

Section 6.01       Conditions to Obligations of Each Party to Effect the Merger. Notwithstanding any other term of this Agreement, the respective obligations of Parent, Sub and the Company to effect the Closing shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Closing of each of the following conditions:

(a)               the Company shall have obtained the Requisite Stockholder Approval at the Stockholders’ Meeting;

(b)               no Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law, order, injunction or decree that is in effect and renders the consummation of the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the condition in this Section 6.01(b) shall not be available to any party (i) whose failure to fulfill its obligations pursuant to Section 5.05 results in the failure of the condition to be satisfied or (ii) in connection with or as a result of any Law by any non-U.S. Governmental Entity pursuant to or under any Antitrust Law; and

(c)               any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any other approval or waiting period under any other applicable competition, merger control, Antitrust Law shall have been obtained or terminated or shall have expired.

Section 6.02       Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions, any of which may be waived exclusively by Parent:

(a)               all of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.01, Section 3.02(a), Section 3.02(b), Section 3.03, Section 3.09(b), Section 3.21, Section 3.22 and Section 3.23), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 3.01, Section 3.03, Section 3.21, Section 3.22 and Section 3.23 shall be true and correct in all material respects; (iii) the representations and warranties of the Company set forth in Section 3.09(b) shall be true and correct in all respects; and (iv) the representations and warranties of the Company contained in Section 3.02(a) and Section 3.02(b) shall be true and correct in all respects except for any failure of such representations and warranties to be true and correct would not increase the aggregate consideration payable by Parent to the holders of Shares, Company Options and RSUs by more than a de minimus amount; in the case of each of clause (i), (ii), (iii) and (iv), as of immediately prior to the Closing as though made as of the date of this Agreement and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date, which need only be true and correct as of such date or time);

(b)               the Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c)               since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect; and

(d)               the Company shall have delivered to Parent a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Sections 6.02(a), (b) and (c).

Section 6.03       Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions:

(a)               the representations and warranties of Parent and Sub set forth in Article IV shall be true and correct in all material respects as of immediately prior to the Closing as if made on and as of immediately prior to the Closing, except for (A) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Sub to fully perform their respective covenants and obligations pursuant to this Agreement and (B) those representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time);

(b)               Parent and Sub shall have performed or complied with in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by each of them prior to or at the Closing; and

(c)               Parent and Sub shall have delivered to the Company a certificate signed on behalf of Parent and Sub by an executive officer of Parent as to the satisfaction of the conditions in Sections 6.03(a), (b) and (c).

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01       Termination. This Agreement may be terminated at any time prior to the Closing, as follows:

(a)               by mutual written consent of Parent and the Company (upon the recommendation of the Company Board);

(b)               by either the Company (upon the recommendation of the Company Board) or Parent, if the Closing shall not have occurred on or before the date that is six (6) months after the date of this Agreement (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose material breach of any representation, warranty or covenant under this Agreement has caused the failure of the Closing to occur on or before the Outside Date;

(c)               by either the Company or Parent, if the Requisite Company Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor and concluded or at any adjournment thereof;

(d)               by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law permanently enjoining, restraining or prohibiting the Merger, and such Law shall have become final and non-appealable, if applicable;

(e)               by Parent, if the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Change of Company Recommendation;

(f)                by the Company, prior to the receipt of the Requisite Stockholder Approval, if (i) the Company Board shall have effected a Change of Company Recommendation pursuant to Section 5.03(d), (ii) the Company has complied with Section 5.03, (iii) concurrently with, or immediately after, the termination of this Agreement, the Company enters into a definitive acquisition agreement with respect to a Superior Proposal and (iv) the Company has previously paid or substantially concurrently pays the Company Termination Fee to Parent;

(g)               by Parent, if: (i)(A) there is an inaccuracy in the Company’s representations contained in this Agreement or (B) the Company has failed to perform its covenants contained in this Agreement, in either case, such that the conditions set forth in Section 6.02(a) or (b) would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(g) if the inaccuracy of the representations of Parent or Sub contained in this Agreement or Parent’s or Sub’s failure to perform its covenants contained in this Agreement is such that a condition set forth in Section 6.03(a) or (b) would not be satisfied;

(h)               by the Company, if (i)(A) there is an inaccuracy in Parent’s or Sub’s representations contained in this Agreement or (B) Parent or Sub fails to perform its covenants contained in this Agreement, in either case that has prevented or would reasonably be expected to prevent Parent or Sub from consummating the Transactions; (ii) the Company shall have delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if the inaccuracy of the representations of the Company contained in this Agreement or the Company’s failure to perform its covenants contained in this Agreement is such that a condition contained in Section 6.02(a) or (b) would not be satisfied; or

(i)                 by the Company, (i) if all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied by actions taken at Closing, but each of which is capable of being satisfied at the Closing and is reasonably expected to be satisfied as of the Closing), (ii) Parent and Sub fail to consummate the Closing on the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Company has irrevocably confirmed by written notice to Parent that (A) all conditions set forth in Section 6.01 and Section 6.03 have been satisfied or irrevocably waived (other than those conditions which, by their nature, are to be satisfied by actions taken at Closing) and (B) it stands ready, willing and able to consummate the Closing pursuant to Section 1.02 (and it has not delivered written notice purporting to revoke such notice), and (iv) Parent and Sub fail to consummate the Closing on the third Business Day following delivery of such written notice described in clause (iii) above.

Section 7.02       Effect of Termination.

(a)               In the event of valid termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors or any Affiliate of any of the foregoing, in either case, except (i) Section 3.24, Section 4.12, the second sentence of Section 5.04, this Section 7.02 and Article VIII shall survive the termination of this Agreement and remain in full force and effect and (ii) subject to Section 3.24, Section 4.12 and this Section 7.02, the termination of this Agreement shall not relieve any party from any liabilities or damages incurred or suffered by another party as a result of such first party’s intentional fraud or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)               In the event that this Agreement is terminated:

(i)                 by (A) Parent pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f), then the Company shall pay to Parent or its designee, within two Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee; or

(ii)              (A) by (i) either Parent or the Company pursuant to Section 7.01(b) or Section 7.01(c) or (ii) Parent pursuant to Section 7.01(g) based on the Company’s failure to perform its covenants contained in this Agreement, (B) prior to the Company Stockholder’s Meeting, a Competing Proposal shall have been publicly disclosed, and (C) within twelve (12) months after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to any Competing Proposal and any Competing Proposal is subsequently consummated, then the Company shall pay to Parent or its designee, within two Business Days after the consummation of any Competing Proposal, the Company Termination Fee; provided that for purposes of this Section 7.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”.

(c)               Reverse Termination Fee; Effect of Certain Terminations.

(i)                 In the event that this Agreement is validly terminated (A) by the Company pursuant to Section 7.01(i), or (B) by the Company or Parent pursuant to Section 7.01(b) at a time when the Company had the right to terminate this Agreement pursuant to Section 7.01(i), then, Parent shall within two Business Days after the date of such termination, pay or cause to be paid to the Company or its designees the Reverse Termination Fee by wire transfer of immediately available funds.

(ii)              In the event this Agreement is validly terminated by the Company pursuant to Section 7.01(h) based upon an intentional breach by Parent of its covenants set forth in Article V hereof, then, the Company shall have the right to seek damages for such alleged intentional breach of Parent’s covenants set forth in Article V hereof; provided, however, that notwithstanding anything to the contrary in this Agreement, under no circumstances will the Company or any of its Affiliates be entitled to receive damages for such alleged intentional breach of Parent’s covenants set forth in Article V hereof in excess of $15,000,000 (the “IB Cap”).

(d)               Notwithstanding anything to the contrary contained in this Agreement (including this Section 7.02), but subject to the Company’s rights set forth in Section 8.10, the parties agree that the Company’s right to terminate this agreement and receive payment of the Reverse Termination Fee or seek damages pursuant to Section 7.02(c)(ii) subject to the IB Cap, as applicable, in accordance with this Section 7.02(c) shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by the Company or its affiliates or any other person in connection with this Agreement (and the termination of this Agreement), the Merger and the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and the Company, on behalf of itself and each Company Related Party hereby waives any claim or other remedy against Parent, Sub and their respective Affiliates and their respective members, partners, controlling persons, stockholders, affiliated funds, management companies and investment vehicles and each of the foregoing person’s directors, officers, employees, stockholders and representatives. For the avoidance of doubt, (i) in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion and (ii) in no event shall Parent be required to pay more than one of (A) the Reverse Termination Fee, (B) damages pursuant to Section 7.02(c)(ii), and (C) damages pursuant to Section 8.10(d). If Parent is obligated to pay the Reverse Termination Fee but such Reverse Termination Fee is not paid within the two (2) Business Day period specified in Section 7.02(c)(i), the Company shall retain all of its rights pursuant to this Agreement (including, prior to the termination of this Agreement, pursuant to Section 8.10). So long as this Agreement shall not have been terminated, the Company shall be entitled to pursue both a grant of specific performance under Section 8.10 and the payment of the Reverse Termination Fee under Section 7.02(c), but under no circumstances shall the Company be permitted or entitled to receive more than one of (i) a grant of specific performance under Section 8.10, (ii) the Reverse Termination Fee, (iii) damages payable pursuant to Section 7.02(c)(ii), or (iv) damages pursuant to Section 8.10(d).

(e)               Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b) under circumstances where a Company Termination Fee was payable, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination of this Agreement), the Merger and the Transactions (and the abandonment thereof) or any matter forming the basis for such termination.

Section 7.03       Amendment. Subject to Section 5.07(e), this Agreement may be amended by the Company, Parent and Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the receipt of the Requisite Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires approval by the holders of Shares without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties. Notwithstanding the foregoing, Section 5.08, 7.02, 7.03, 8.06, 8.08 and 8.10 of this Agreement (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing as it applies to any Debt Financing Source Related Party) and the definitions related thereto (solely as used in such sections) (collectively, the “Lender Designated Sections”) may not be amended in a manner adverse to the interests of any Debt Financing Sources Related Party without the written consent of Debt Financing Sources.

Section 7.04       Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained in this Agreement; provided, however, that after the receipt of the Requisite Stockholder Approval, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the holders of Shares hereunder without the approval of the holders of Shares at a duly convened meeting of the holders of Shares called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article VIII
GENERAL PROVISIONS

Section 8.01       Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until such covenant is performed in accordance with their terms, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.02       Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission or e-mail (provided that telephonic confirmation of facsimile or e-mail transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

c/o Monomoy Capital Partners III, L.P.

142 West 57th Street, 17th Floor

New York, NY 10019

E-mail: dcollin@mcpfunds.com

lmlotek@mcpfunds.com

Attention: Daniel Collin

Lee Mlotek

with a copy to (for information purposes only):

Kirkland & Ellis LLP
601 Lexington Avenue

New York, NY 10022
Fax: (212) 446-6460

E-mail: michael.weisser@kirkland.com

david.feirstein@kirkland.com

Attention: Michael Weisser, P.C.

David Feirstein

If to the Company:

West Marine, Inc.
500 Westridge Drive
Watsonville, California 95076
Email: As previously provided
Attention: General Counsel

with copies to (for information purposes only):

Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, California 94304
Fax: (650) 565-7100
Email: jfitchen@sidley.com
Attention: Jennifer F. Fitchen, Esq.

Section 8.03       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04       Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter, Parent Disclosure Letter and the other documents delivered pursuant hereto), the Guarantee and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.06       Parties in Interest. Except for (a) the Lender Designated Sections (which shall be for the benefit of the Debt Financing Source Related Parties) and (b) after the Closing, Article II which shall be for the benefit of any person entitled to payment thereunder and (c) Section 5.07, which shall be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, that the persons named in clauses (b) and (c) of this sentence shall be entitled to enforce their rights under this Agreement. The parties further agree that the rights of third-party beneficiaries under clauses (b) and (c) of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties may be subject to waiver by the parties in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07       Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.08       Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)               This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

(b)               Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that service of process upon such party in any such Proceeding shall be effective if given in accordance with Section 8.02 or such other manner as may be permitted by applicable Law, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE DEBT FINANCING COMMITMENT LETTERS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENT LETTERS OR ANY OF THE TRANSACTIONS HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.08(c).

(d)               Notwithstanding anything to the contrary herein, each of the parties hereto: (a) agrees that it will not bring or support any Person in any Proceeding of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Source Related Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state Courts located in the Borough of Manhattan within the City of New York and (b) agrees that, except as specifically set forth in the Debt Financing Commitment Letters, all Actions (whether at Law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Source Related Parties in any way relating to this Agreement, the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 8.09       Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10       Specific Performance.

(a)               The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 7.02, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, and (ii) the provisions set forth in Section 7.02 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance or other equitable relief. If on the Outside Date, there is a pending Proceeding that has been brought by a party hereto seeking the remedies provided for in this Section 8.10, then, without further action, the Outside Date shall be automatically extended until the date that is five Business Days after the dismissal, settlement or entry of a final non-appealable order with respect to such Proceeding or such other time period established by the court presiding over such Proceeding.

(b)               Notwithstanding anything in this Agreement to the contrary (including Section 8.10(a)), it is acknowledged and agreed that, prior to a valid termination of the Agreement in accordance with Section 7.01, the Company shall be entitled to obtain specific performance to cause Parent and Sub to cause the Equity Financing to be funded and to consummate the Closing in accordance with Section 1.02 only if: (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but each of which is capable of being satisfied at the Closing and is reasonably expected to be satisfied as of the Closing) on the date the Closing is required to have occurred pursuant to Section 1.02, (ii) the Debt Financing contemplated by clause (i) of the definition thereof has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed in a written notice to Parent (and shall not have purported to revoke such notice) that (A) all conditions set forth in Section 6.01 and Section 6.02 have been satisfied or irrevocably waived (other than those conditions which, by their nature, are to be satisfied by actions taken at the Closing), and (B) if specific performance is granted and the Equity Financing and Debt Financing contemplated by clause (i) of the definition thereof are funded, the Company stands ready, willing and able to consummate the Closing pursuant to Section 1.02. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligations to cause the Equity Financing to be funded or to consummate the Transactions if the Debt Financing contemplated by clause (i) of the definition thereof has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(c)               Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.10(d) and Section 7.02 (solely in the case when this Agreement is terminated), the Company hereby agrees that, prior to the Closing, specific performance as provided for in this Section 8.10 shall be the sole and exclusive remedy with respect to breaches by Parent or Sub in connection with this Agreement or the transactions contemplated by this Agreement (whether in contract, tort or otherwise) and that it may not seek or accept any other form of relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated by this Agreement (including monetary damages).

(d)               If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent to cause the Equity Financing to be funded and to consummate the Closing in accordance with Section 1.02 pursuant to a claim for specific performance brought against Parent pursuant to Section 8.10(b) at a time when the conditions set forth in the first sentence of Section 8.10(b) are satisfied and has instead granted an award of damages for such alleged breach of Parent’s obligation to cause the Equity Financing to be funded and to consummate the Closing in accordance with Section 1.02, the Company may enforce such award and accept damages for such alleged breach only if, within ten (10) Business Days following such determination (i) the Company confirms to the Parent in writing that the Company stands ready, willing and able to consummate the Closing pursuant to Section 1.02 (whether or not this Agreement has previously been terminated), and (ii) Parent does not consummate the transactions contemplated by this Agreement within ten (10) Business Days of such written confirmation in accordance with the terms and conditions of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, under no circumstances will the Company or any of its Affiliates be entitled to enforce such an award or accept damages for such alleged breach in excess of $25,000,000 (the “Cap”); provided, further, that prior to enforcing any such award or accepting any such damages for such alleged breach, the Company on behalf of itself and the Company Related Parties irrevocably waives any and all rights to receive or seek (i) payment of the Reverse Termination Fee and (ii) damages pursuant to Section 7.02(c)(ii).

(e)               Each of the parties agrees that except as provided in Section 7.02(d) and Section 8.10(d) (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII, nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10. While the Company may pursue both a grant of specific performance as and only to the extent permitted by this Section 8.10 and the payment of the Reverse Termination Fee or damages as provided by Section 7.02(c)(ii), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance (or damages contemplated pursuant to Section 8.10(d)) and the payment of the Reverse Termination Fee or damages pursuant to Section 7.02(c)(ii).

(f)                Notwithstanding anything to the contrary in this Agreement, the Company on behalf of itself and the Company Related Parties hereby waives any rights or claims against any Debt Financing Source or any Debt Financing Source Related Party, whether at law or equity, in contract, in tort or otherwise, and the Company on behalf of itself and the Company Related Parties agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any Proceeding against any Debt Financing Source or any Debt Financing Source Related Party in connection with this Agreement or the transactions contemplated hereby (including any Proceeding related to the Debt Financing). In furtherance and not in limitation of the foregoing, it is agreed that no Debt Financing Source or any Debt Financing Source Related Party shall have any liability for any losses to the Company or any Company Related Party in connection with this Agreement or the transactions contemplated hereby, and in no event shall the Company or any Company Related Party be entitled to seek the remedy of specific performance of this Agreement against any Debt Financing Source or any Debt Financing Source Related Party. Nothing in this Section 8.10 shall in any way limit or qualify the liabilities of the Debt Financing Sources or the Debt Financing Source Related Parties and the other parties to the Debt Financing to each other thereunder or in connection therewith.

Section 8.11       Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

RISING TIDE PARENT INC.

By:	/s/ Daniel Collin
Name:	Daniel Collin
Title:	President

RISING TIDE MERGER SUB INC.

By:	/s/ Daniel Collin
Name:	Daniel Collin
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

WEST MARINE, INC.

By:	/s/ Matthew L. Hyde
Name:	Matthew L. Hyde
Title:	Chief Executive Officer

II-1

Annex I

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains substantially similar terms to those contained in the Confidentiality Agreement (including a “standstill” or similar provision on terms not materially more favorable to such third party than the terms of the “standstill” provision in the Confidentiality Agreement); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.03.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate Option Payments and the aggregate RSU Payments.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Antitrust Laws” has the meaning set forth in Section 3.04(b).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.03(a).

“Benefit Protection Period” has the meaning set forth in Section 5.10(a).

“Book-Entry Shares” has the meaning set forth in Section 2.01(a)(i).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Cancelled Shares” has the meaning set forth in Section 2.01(a)(ii).

“Cash Replacement Company RSU Awards” has the meaning set forth in Section 3.02(b).

“Certificate” has the meaning set forth in Section 2.01(a)(i).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Change of Company Recommendation” has the meaning set forth in Section 5.03(c).

“Closing” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 3.12(a).

“Company Board” has the meaning set forth in Section 5.03(b).

“Company By-laws” has the meaning set forth in Section 3.01(b).

“Company Charter” has the meaning set forth in Section 3.01(b).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.10(a).

“Company Equity Incentive Plan” means the Company’s Amended and Restated Omnibus Equity Incentive Plan.

“Company Financial Statements” has the meaning set forth in Section 3.06.

“Company Intellectual Property Rights” means Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, circumstance, development, occurrence, state of facts, event or effect (each an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, financial condition or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that for purposes of this clause (i), none of the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions, in each case, including (1) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (2) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (3) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates) generally affecting the industries in which the Company or any of the Company Subsidiaries operates; (c) the suspension of trading in securities generally on the NASDAQ; (d) any development or change in applicable Law, GAAP or accounting standards or the interpretation of any of the foregoing; (e) any action taken by the Company or any of the Company Subsidiaries that is expressly required by this Agreement or at Parent’s request or the failure by the Company or any of the Company Subsidiaries to take any action that is prohibited by this Agreement (including under Section 5.01(a) to the extent Parent fails to provide its consent to such action after receipt of a written request therefor); (f) the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism; (g) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or any of the Transactions; (h) the existence, occurrence or continuation of any weather-related or force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (i) any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other metrics for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (i) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (h)) from being taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that with respect to clauses (b), (d), (f) and (h), such Effects shall be taken into account to the extent they materially and disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.18(b).

“Company Options” has the meaning set forth in Section 2.03(a).

“Company Permits” has the meaning set forth in Section 3.05(a).

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Recommendation” has the meaning set forth in Section 5.14(c).

“Company Related Party” means the Company, the holders of Shares, the holders of Company Options, the holders of RSUs, the holders of SPP Options and each of their respective current, former or future Affiliates, management companies, investment vehicles, controlling persons, and each of the foregoing person’s respective officers, directors, stockholders, members, general and limited partners, managers, agents, representatives, successors and assigns.

“Company Representatives” has the meaning set forth in Section 5.03(a).

“Company SEC Documents” has the meaning set forth in Section 3.06.

“Company Stock Purchase Plan” means the Company’s Amended and Restated Associates Stock Buying Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $11,000,000.

“Competing Proposal” means, other than the Transactions, any proposal, inquiry, indication of interest or offer, from any person or group of persons (other than Parent, Sub or any of their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) the direct or indirect acquisition (whether by merger, consolidation, equity investment, joint venture, recapitalization, reorganization or otherwise) by any person or group of persons of more than 20% of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (b) the acquisition in any manner, directly or indirectly, by any person or group of persons of more than 20% of any class of equity securities of the Company or any Company Subsidiary or (c) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution or similar transaction that would result in any person or group of persons beneficially owning, directly or indirectly, more than 20% of the voting power of the surviving entity in a merger involving the Company or any Company Subsidiary or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). As used in this Agreement, the term “group” shall have the meaning set forth in Rule 13d-3 of the Exchange Act.

“Competing Proposal Notice” has the meaning set forth in Section 5.03(b).

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Monomoy Capital Management, L.P. dated March 6, 2017.

“Contract” means any written agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other legal commitment (other than any purchase or sale order) to which a person is a party or to which the properties or assets of such person are subject.

“D&O Insurance” has the meaning set forth in Section 5.07(b).

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Financing Commitment Letters (including any debt securities contemplated by the Debt Financing Commitment Letters), comprised of (i) a senior secured asset-based credit facility (the “ABL Facility”) and (ii) a second lien asset-based term loan facility.

“Debt Financing Commitment Letters” means the (i) debt financing commitment letters, dated as of the date hereof, by and among Parent, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and (ii) debt financing commitment letters, dated as of the date hereof, by and among Parent and Pathlight Capital LLC.

“Debt Financing Source Related Party” means the Debt Financing Sources, together with their respective Affiliates, and their and their respective Affiliates’ former, current and future officers, directors, employees, agents, general or limited partners, managers, members, stockholders, controlling persons and representatives and, in each case, their respective successors and assigns.

“Debt Financing Sources” means the financial institutions identified in the Debt Financing Commitment Letters, together with each other Person that commits to provide or otherwise provides the Debt Financing, whether by joinder to the Debt Financing Commitment Letters or otherwise.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.04.

“Dissenting Stockholder” has the meaning set forth in Section 2.04.

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or clean up of the environment, occupational safety and health in respect of Hazardous Substances or the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Commitment Agreement” has the meaning set forth in Section 4.07(a).

“Equity Financing” has the meaning set forth in Section 4.07(a).

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Financing” has the meaning set forth in Section 4.07(a).

“Financing Letters” has the meaning set forth in Section 4.07(a).

“Financing Uses” has the meaning set forth in Section 4.07(b).

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation, or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), other than indebtedness for borrowed money between the Company and any of the Company Subsidiaries or between the Company Subsidiaries; (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases or leases required to be capitalized leases in accordance with GAAP; (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements; (e) letters of credit, to the extent drawn, and (e) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Indemnified Liabilities” has the meaning set forth in Section 5.07(a).

“Indemnified Party” has the meaning set forth in Section 5.07(a).

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Intellectual Property Rights” shall mean all foreign, multinational and domestic (i) Trademarks; (ii) Patents; (iii) Trade Secrets; (iv) copyrights and works of authorship in any media (including Software and all documentation related thereto, Internet site content, advertising and marketing materials and art work); and (v) all disclosures, applications and registrations, extensions, substitutions, modifications, renewals, divisionals, continuations, continuations-in-part, reissues, re-examinations, restorations and reversions related to any of the foregoing.

“Intervening Event” has the meaning set forth in Section 5.03(e)(i).

“IT Systems” has the meaning set forth in Section 3.17(f).

“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter (without independent investigation), and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge of Daniel Collin and Lee Mlotek (without independent investigation).

“Law” means any federal, state, local or foreign law (including common law), statute, code, directive, ordinance, rule, regulation, act, order, judgment, writ, stipulation, award, injunction or decree.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(a)(i).

“NASDAQ” means the NASDAQ Stock Market.

“Notice of Change of Recommendation” has the meaning set forth in Section 5.03(d)(ii).

“Option Payments” has the meaning set forth in Section 2.03(a).

“Outside Date” has the meaning set forth in Section 7.01(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Patents” means United States and non-United States patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payroll Agent” means UltiPro Services.

“Permit” has the meaning set forth in Section 3.05(a).

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested diligently and in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (c) Liens securing Indebtedness or liabilities that (i) are reflected in the Company SEC Documents filed on or prior to the date of this Agreement or (ii) the Company or any Company Subsidiary is permitted to incur under Section 5.01, (d) with respect to real property easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) with respect to real property title to any portion of the premises lying within the right of way or boundary of any public road or private road, (f) with respect to real property rights of parties in possession, and (g) Liens imposed or promulgated by Law with respect to real property and improvements, including zoning regulations.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means a natural person’s name, street address, telephone number, email address, photograph, social security number or other similar governmental identifier, driver’s license number, health information, biometric data, passport number, or customer or account number, user ID, or any other piece of information which on its own or in combination with any other piece of information allows the identification of a natural person.

“Privacy Laws” means all applicable U.S. Laws related to privacy, data security, and data protection, including but not limited to the Federal Trade Commission Act, 15 U.S.C. § 45; Fair Credit Reporting Act, 15 U.S.C. § 1681; Children’s Online Privacy Protection Act, 15 U.S.C. §§ 6501–6506; California Online Privacy Protection Act, Cal. Bus. & Prof. Code §§ 22575-22579; other U.S. state and federal privacy and data security laws; and the requirements set forth in regulations promulgated by the Federal Trade Commission, Federal Communications Commission, and other applicable U.S. state and federal regulatory bodies.

“Proxy Statement” has the meaning set forth in Section 3.04(b).

“Proceeding” has the meaning set forth in Section 3.11.

“Requisite Stockholder Approval” has the meaning set forth in Section 3.22.

“Reverse Termination Fee” means an amount in cash equal to $17,000,000.

“RSU” has the meaning set forth in Section 2.03(b).

“RSU Award” has the meaning set forth in Section 2.03(b).

“RSU Payments” has the meaning set forth in Section 2.03(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.06.

“SEC” means the Securities and Exchange Commission.

“SEC Transaction Documents” has the meaning set forth in Section 3.07.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.01(a)(i).

“Software” shall mean any and all other computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“Specified Date” has the meaning set forth in Section 3.02(a).

“SPP Options” has the meaning set forth in Section 2.03(e)(ii).

“Stockholders’ Meeting” has the meaning set forth in Section 5.14(b).

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited Competing Proposal (with all percentages in the definition of Competing Proposal increased to 50%) that was not obtained or made as a result of a breach of the provisions of Section 5.03 made by any person on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors as the Company Board considers to be appropriate, are (i) more favorable to the Company and its stockholders from a financial perspective than the Transactions and (ii) reasonably capable of being completed in accordance with its terms.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Statute” has the meaning set forth in Section 3.21.

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, levy, duty, governmental fee or other like assessment or charge, whether disputed or not, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement (including schedules or attachments) filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trade Secrets” means trade secrets and confidential information, including ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, slogans, Internet domain names and general intangibles of like nature, and pending registrations and applications to register the foregoing.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Treasury Regulation” means any regulation promulgated under the Code.

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[COMPANY]
(the “Certificate of Incorporation”)

First. The name of the corporation is [COMPANY] (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is [___________]. The name of the Corporation’s registered agent at such address is [____________].

Third. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth. The total number of shares of stock which the Corporation shall have authority to issue is [__________] ([____]) with a par value of $[__] per share.

Fifth.

1.                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Article Fifth, Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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2.

(a)               Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article Fifth, Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article Fifth, Section 2 shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Fifth, Section 2 or otherwise.

(b)               If a claim under paragraph (a) of this Article Fifth, Section 2 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including, without limitation, its board of directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including, without limitation, its board of directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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(c)               The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraph (b) of this Article Fifth, Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By–Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(d)               The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

(e)               The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Fifth, Section 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(f)                Any repeal or modification of this Article Fifth, Section 2 shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

Sixth.

1.                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate of Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

2.                  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation.

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